UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2007
Merrill Lynch & Co., Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4 World Financial Center, New York, New York		10080

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(212) 449-1000

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURE
Exhibit Index
EX-10.1: FORM OF AGREEMENT
EX-99.1: PRESS RELEASE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (c) On December 3, 2007, Merrill Lynch & Co., Inc. (“Merrill Lynch”) announced that Nelson Chai, Chief Financial Officer of NYSE Euronext, Inc. has been appointed Chief Financial Officer and Executive Vice President of Merrill Lynch effective December 10, 2007. Mr. Chai succeeds Jeffrey N. Edwards, who has been the company’s chief financial officer since 2005. Mr. Edwards will remain with Merrill Lynch.
The Company’s related press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.
(e) On December 3, 2007, Merrill Lynch entered into an agreement with Mr. Chai that covered the terms on which he would join Merrill Lynch (the “Agreement”). Under the terms of the Agreement, Mr. Chai will join Merrill Lynch effective December 10, 2007. The financial terms of the agreement include (1) an annual salary of $600,000; (2) a cash bonus for fiscal year 2007 of $2,500,000, payable 50% in cash and 50% in stock-based compensation in January 2008 in recognition that Mr. Chai will not receive a bonus from the NYSE for 2007 (3) compensation for the forfeiture of unvested equity awards from the NYSE, including: (A) Merrill Lynch stock options (replacement options) with a Black Scholes value and vesting, expiration and other terms that are the same as the NYSE stock options he is forfeiting, and (B) Merrill Lynch restricted stock units with the same value and vesting terms as the NYSE restricted stock units that he is forfeiting; and (4) sign-on equity awards consisting of 270,000 Merrill Lynch stock options (sign-on options), two thirds of which are subject to performance vesting requirements, and 90,000 restricted stock units (sign-on restricted units). The Agreement does not provide for any guaranteed bonus payments for future years. Mr. Chai’s future bonus compensation will be determined annually by the Management Development and Compensation Committee of the Board.
The grants of replacement and sign-on restricted stock and replacement and sign-on stock options will be effective December 10, 2007. The exercise price of the sign-on and replacement stock options will be equal to the mean of the high and low sales prices of Merrill Lynch Common Stock on December 10, 2007 (start date price). The sign-on restricted units will vest and be payable in shares in five annual installments on the first five anniversaries of the start date, or, if earlier, upon a change in control of Merrill Lynch. One third of the sign-on stock options will vest and become exercisable in two equal annual installments on the first two anniversaries of the start date, or, if earlier, upon a change in control of Merrill Lynch. An additional third of the sign-on stock options will vest and become exercisable if the average of Merrill Lynch’s closing stock prices over any 15 consecutive trading days is at least equal to the sum of the start date price plus $20, or, if earlier, upon a change in control in which the price paid per share of Merrill Lynch stock is at least equivalent to such sum. The final third of the sign-on stock options will vest and become exercisable if the average of Merrill Lynch closing stock prices over any 15 consecutive trading days is at least equal to the sum of the start date price plus $40, or, if earlier, upon a change in control in which the price paid per share of Merrill Lynch stock is at least equivalent to such sum. In no event will the sign-on stock options become exercisable, whether or not vested, prior to the second anniversary of the start date, unless Mr. Chai is terminated without cause, dies or becomes disabled. Notwithstanding the foregoing, the equity awards described above will, in the event of death or termination without cause, fully vest and become exercisable, or, in the case of disability or retirement (in accordance with Merrill Lynch’s applicable retirement eligibility policy), continue to vest over their stated vesting schedule. The details of such grants are more fully described in the forms of Grant Documents filed as Exhibits 10.1 and 10.2 to the Company Current Report on Form 8-K dated December 4, 2007.
The Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

10.1	Form of Agreement Dated December 3, 2007 with Nelson Chai

99.1	Press release of Merrill Lynch & Co., Inc. dated December 3, 2007

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC. (Registrant)

By:	/s/ Judith A. Witterschein
Judith A. Witterschein
Corporate Secretary

Date: December 7, 2007

Exhibit Index

10.1	Form of Agreement Dated December 3, 2007 with Nelson Chai

99.1	Press release of Merrill Lynch & Co., Inc. dated December 3, 2007